News

DENBURY RESOURCES SANCTIONS
CEDAR CREEK ANTICLINE CO2 EOR DEVELOPMENT

PLANO, TX – June 18, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that the Company has sanctioned a CO2 enhanced oil recovery (“EOR”) project at Cedar Creek Anticline (“CCA”). CCA is a massive geological feature stretching approximately 125 miles in length across parts of Montana, North Dakota and South Dakota. Denbury’s portion of CCA covers approximately 175,000 acres and is estimated to hold up to five billion barrels of original oil in place.

KEY PROJECT HIGHLIGHTS:

•	Targets EOR potential greater than 400 million barrels, with initial tertiary production expected by late 2021 or early 2022

•	Modest capital to first tertiary production of approximately $250 million (including CO2 pipeline) can be funded with cash flow

•	First two project phases are estimated to generate $3 billion of cumulative net free cash flow at $60 oil

Chris Kendall, Denbury’s President and CEO, commented, “The decision to sanction this significant project marks a major milestone for the Company and highlights our confidence in the significant long-term oil production and cash flow potential of this key asset. Over the last few years, the Denbury team has worked diligently to prepare this project for execution, capitalizing on our vast EOR experience, and I am proud of all the efforts that made the sanctioning of this project possible.

“We expect this project could ultimately produce more than 400 million barrels of oil through CO2 enhanced oil recovery, much greater than Denbury’s entire current proved reserves base and is attractive at $50 oil. I believe CCA will deliver significant value to Denbury and our stakeholders for many years.”

PLANNED DEVELOPMENT SUMMARY

•	Phase 1 of the project targets 30 million barrels of estimated recoverable oil in the Red River formation at East Lookout Butte and Cedar Hills South fields.

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Includes a 110-mile, $150 million extension of the Greencore CO2 Pipeline from the Company’s Bell Creek Field, which will benefit all future CCA EOR development, and equates to less than $0.50 per barrel across the total potential CCA EOR resource.

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Estimated field development capital (in addition to the CO2 pipeline) of $100 million before first tertiary production, and an estimated $400 million of total capital over a 15-year period. Peak capital investment is expected in 2019 at $125 – $150 million, mainly for the CO2 pipeline, and is generally expected to be less than $50 million per year thereafter.

◦	First tertiary production projected in late 2021/early 2022, with incremental production expected to reach between 7,500 and 12,500 barrels of oil per day within three years of first production.

◦	Phase 1 payout is expected within two years of first production.

◦	Capital for both field development and the CO2 pipeline is expected to be sourced from available cash flow, but external capital sources will also be evaluated for the CO2 pipeline.

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Phase 2 of the project is estimated to begin in 2022 and will target approximately 100 million barrels of recoverable oil in the Interlake, Stony Mountain and Red River formations at Cabin Creek field.

◦	Estimated development capital of between $500 – $600 million over multiple decades, anticipated to be fully funded from Phases 1 and 2 cash flow.

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Future Phases of the project, targeting over 300 million barrels of estimated recoverable oil in the Interlake, Stony Mountain and Red River formations in Denbury’s other CCA fields will be developed based on CO2 availability and other factors.

CONFERENCE AND SLIDE PRESENTATION

Chris Kendall, Denbury’s President and CEO, presented at the 2018 J.P. Morgan Energy Conference earlier today, which presentation included information contained in this press release. An updated corporate slide presentation and a link to a replay of the live webcast of today’s presentation is available in the Investor Relations section of the Company’s website at www.denbury.com.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release, contains forward-looking statements including currently estimated capital costs, estimated production and expected time of first tertiary response, along with potential recoverable reserves of CCA and estimated future cash flows, which are subject to numerous risks and uncertainties involved in large field development, along with other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

Current SEC rules regarding oil and gas reserves information allow oil and gas companies to disclose in filings with the SEC not only proved reserves, but also probable and possible reserves that meet the SEC’s definitions of such terms. The Company discloses only proved reserves in its filings with the SEC. In this press release, the Company refers to estimates of original oil in place, resource or reserves “potential,” barrels recoverable or other descriptions of volumes potentially recoverable, which in addition to reserves generally classifiable as probable and possible (2P and 3P reserves), include estimates of resources that do not rise to the standards for possible reserves, and which SEC guidelines strictly prohibit the Company from including in filings with the SEC. Portions of these amounts are based upon estimates by the Company’s independent engineers or by Denbury’s internal staff of engineers, and are by their nature more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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